EXHIBIT 99.1

FY 2010 Q2 Earnings Release Conference Call Transcript
December 17, 2009

This transcript is provided by NIKE, Inc. only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:  Good afternoon, everyone. Welcome to NIKE's fiscal 2010 second quarter conference call. For those who need to reference today's press release, you will find it at www.nikebiz.com. Leading today's call is Pamela Catlett, Vice President of Investor Relations.

Before I turn the call over to Ms. Catlett, let me remind you that participants on this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q. Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods, due to mix of futures and at-once orders, exchange rate fluctuations order cancellations and discounts which may vary significantly from quarter to quarter.

In addition, it is important to remember a significant portion of NIKE, Inc.'s business, including equipment, most of NIKE Retail, NIKE Golf, Cole Haan, Converse, Hurley, and Umbro, are not included in these future numbers. Finally, participants may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations are found at NIKE's website. This call might also include discussion of nonpublic financial and statistical information, which is also publicly available on that site, www.NIKEbiz.com.

Now I would like to turn the call over to Ms. Pamela Catlett, Vice President of Investor Relations. Thank you.You may begin.

Pamela Catlett: Thank you. Happy holidays, everyone, and thank you for joining us today to discuss NIKE's fiscal 2010 second quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago, and at our website, nikebiz.com.

Joining us on today's call will be NIKE, Inc. CEO Mark Parker, followed by Charlie Denson, President of the NIKE Brand. And finally, you will hear from our Chief Financial Officer, Don Blair, who will give you an in-depth review of our financial results. Following their prepared remarks we will be happy to take your questions. We would like to allow as many of you to ask questions as possible in our allotted time today, so we would appreciate you limiting your initial questions to two. In the event you have any additional questions that are not covered by others, please do feel free to re-queue, and we will do our best to come back to you. Thanks for your cooperation on this.

With that, I would like to turn it over to NIKE, Inc. President and CEO, Mark Parker.

Mark Parker: Thanks, Pam, and happy holidays, everybody. It was about a year ago that I told you that NIKE would perform well in this challenging economy and expand our lead over our competitors by doing what we do best, and that's delivering superior innovative product, connecting with our consumers, creating compelling marketplace experiences and operating with discipline and efficiency. As our performance over the last year clearly indicates, we are executing these strategies and winning in the marketplace. We continue to lead the industry in footwear and apparel product innovation, and we are doing that across multiple categories and geographies and up and down the price spectrum.

Our portfolio of global brands has deepened our personal connections with consumers. We continue to create compelling marketplace experiences with our retail partners in the NIKE-owned retail stores and online. And we are managing our business to balance ongoing investments in long-term growth with current profitability and cash flow.

Sticking with these principles allows NIKE, Inc. to expand competitive separation across multiple dimensions. We continue to gain share in key markets around the world and outperform the industry. Even as revenues dip a bit, our second quarter shows we are able to deliver an appropriate level of financial performance in a rapidly changing environment. By tightly managing the inventory on our books and in the marketplace, we have strengthened our brands, maintained profitability for NIKE and our retail partners and positioned ourselves for accelerated growth as consumer confidence returns.

As we move into the second half of fiscal 2010, I have to say I'm very excited about how we are executing against our key growth opportunities. I see a lot of momentum in our direct-to-consumer business, where we continue to deliver positive results, especially online. We are doing a good job of developing our retail capabilities, and as I've said many times, that makes us a better wholesale partner and a better company.

This really came to life in Tokyo, where we opened a new NIKE flagship store at Harajuku. It's a great example of how innovative retail experiences really connect with consumers, even in a very tough economy like Japan. As we evolve, we are getting increasingly better at product design, assortment planning, product flow and merchandising, all because we are executing everything with that consumer experience in mind.

We're also seeing the power of our category offense yield insights that drive excellence from product creation all the way through to the retail floor, and we continue to see opportunities to build on that category strength beyond the NIKE Brand. Football is a great example where we are leveraging the most powerful dimensions in sports, specifically the global passion for the game, the upcoming World Cup and our position as the world's biggest football company. It's a perfect storm that allows us to deliver compelling experiences, innovative product from NIKE and Umbro, like the CTR360 football boot and the tailored England National Team jersey all the way through retail experiences like the Boot Room in NIKE Towns.

And the recent launch of Lace Up, Save Lives in London, which is just another example of how we are able to deepen our connection with consumers while working to make the world a better place. As you will hear from Charlie in a minute, our focus and investment in football has completely changed the competitive landscape in that sport. Product innovation is what created this company and what continues to separate us from all others. We are in markets with LunarGlide, the Trainer 1, Pro Combat, all concepts with tremendous potential for continued evolution and longevity.

And, as we have demonstrated with Flywire, for example, we are able to use innovation to drive profitable growth across our business portfolio, from NIKE basketball, running and training footwear to Hurley board shorts and Cole Haan footwear. And we have a lot more product innovation in the pipeline.

Down in Laguna Beach consumers are responding strongly to our Action Sports store concept, where we have NIKE, Converse and Hurley all under one roof. In fact, we just opened a second store in Irvine, and both are excellent examples of how we are being more surgical with our brands and bringing together unique and targeted opportunities that are consumer driven.

But you don't have to be in a store to see the reach of NIKE, Inc. You can walk down the street and see Air Max 2009's, Hurley board shorts, custom Chucks, Cole Haan bags, an Umbro tee, a pair of retro Air Jordan 12's -- all unique, iconic products, each with sustainable, long-term relevance. And as you know, we have also taken a lot of aggressive and strategic actions internally over this past year. And we did it to get even more focused and surgical externally. We are able to move more quickly and decisively, like a small company, and yet still work the levers that only the industry leader can pull.

At the end of the day we are becoming a better NIKE, Inc., more insightful in our product creation, more aligned and surgical in getting after opportunities, efficient in our go-to-market practices and more innovative on the retail floor.

We all still face some significant headwinds in the global economy and while consumers are gaining confidence, they remain cautious and prudent. But given what we all know about the marketplace and about ourselves, we are well positioned to leverage the power of global sports and drive hard against those growth opportunities that have the most impact.

Now here's Charlie.

Charlie Denson: Thanks, Mark, and happy holidays to everybody. Well, I feel good about our future performance. The strength of the NIKE Brand remains in a very enviable position. I feel good that we've been a very solid performer in what has been a very challenging environment, and I feel good about our future. It's why we spend so much time thinking about our brand strength, managing the business, controlling expenses and driving heat into the marketplace by connecting with consumers.

And we continue to deliver on our primary objective, to create authentic product innovation for athletes all over the world.

Mark mentioned the importance of separation in the marketplace. Clearly, the impact of the strategic changes we've made both internally and externally over the last year helped us focus on key opportunities. I continue to call out our move to our category offense and our ability to execute it. Spring 2009 was our first full season in this formation, and we continue to fine-tune and focus on the benefits it's bringing, building momentum and leveraging deeper insights and connectivity.

Sub-segmenting the business by category and geography enables us to accelerate growth by delivering integrated, sharply focused product innovations, brand connections and retail experiences to our consumers. It's how we capture short- to mid-term opportunities and, more importantly, how we leverage the power of sport to grow the overall marketplace. We can drill down with tremendous visibility into specific regions, sports and demographics to get very surgical with our product innovation, messaging and go-to-market strategies.

That's why we continue to pick up share and expand our leadership position across the industry worldwide. So, here's a few quick examples.

In Basketball we continue to see the game and our brand gain momentum. The big story focuses on a he couple of franchise products, the LeBron VII and the brand-new Kobe V, which we just launched last week. It's pure NIKE -- use technology and innovation to create a project that defies logic, put it on an incredible athlete that establishes its credibility and shift the traditional paradigm that says you have to wear a high-top basketball shoe to play at the highest level.

In Running we used marathons in Chicago, San Francisco and New York, along with the second annual Human Race, our global NIKE+event, and a fully immersed NIKETOWN presence to create an interconnected consumer experience that drove tremendous sell-through of the LunarGlide, our best-selling new shoe of the year and a big step forward in bringing energy to running at retail.

In Apparel, Pro Combat has taken its rightful spot on the performance side of the U.S. apparel business. Nobody can match our relevance or performance in protective base-layer technology. Over the last 12 months we have added about 4 points of market share and we feel like we're just getting started.

As exciting as the last three months have been, its the next nine months that I'm really looking forward to. You're going to see even more of that integrated category offense beginning this spring with a concept we call Fresh Air. We are taking NIKE Air, our iconic cushioning system, and creating a whole new level of performance, aesthetics and comfort that will play out across multiple categories. This is a tremendous opportunity to leverage the strength of the NIKE Brand and a key franchise technology to energize the marketplace.

Next, in Football, we continue to redefine the game. Everyone knows the big story coming up is World Cup. I'm not prepared to drop the curtain just yet, but here's what I will say. You can expect to see unprecedented intensity in our marketing and messaging, a global network of grassroots and community experiences and a new generation of boots that are the lightest and most responsive in the history of the sport, true game-changing innovation.

As Mark said, NIKE is the biggest football company in the world. I would add that we are also the most innovative, and I'm confident that what we have coming will put to rest any claims to the contrary.

And we're not stopping there. We will follow up our World Cup efforts with a couple of other surprises that I'm going to leave under the tree for now. They will be something we'll be talking about in upcoming calls, when I'll be able to be more specific. I've talked a lot about product today because it gives us the power to drive two critical and distinguishing competitive advantages -- building and leveraging the power of the NIKE Brand and connecting that power to consumers through premium experiences out in the marketplace.

We've done a lot of things right to get where we are today, and we've got a lot more planned as we move through the second half. I'm very excited and optimistic about this brand, what this brand is capable of doing. I'm not focused on calling a bottom or predicting a turnaround. My sites are focused on growing this brand and serving its consumers. I have no doubts that what you see from NIKE between now and next fall will show you once again just how connected this brand is to our consumers and our opportunities.

Now here's Don.

Don Blair: Thanks, Charlie. While it's not a surprise that I agree with Charlie and Mark, we are pleased with the performance of our businesses so far this year. While we are seeing hopeful signs of recovery and consumer sentiment around the world, macroeconomic indicators remain mixed, and not all of our businesses are recovering at the same pace.

Yet, over the last year, we increased our advantage over major competitors, and the strength of our diversified portfolio of businesses enabled us to deliver good financial results. Most important, by continuing to invest in our businesses while reducing costs and aggressively managing inventories, we have positioned ourselves to accelerate growth and profitability as consumer confidence strengthens.

So let's take a look at our second quarter results. Second quarter revenues were $4.4 billion, down 4% on both a reported and constant currency basis. NIKE Brand revenue was down 4% while other business revenue was up 1%. Futures orders for NIKE Brand Footwear and Apparel scheduled for delivery from December through April 2010 declined 1% on a currency-neutral basis, reflecting sequential improvement from holiday 2009 through the spring and summer 2010 seasons. On a real dollar basis we estimate futures orders will be 4% higher than the prior year.

Diluted earnings per share for the quarter decreased 5% to $0.76 as lower revenue and gross margin more than offset SG&A savings and a lower tax rate. Gross margin for the quarter declined 20 basis points to 44.5%. The decline was driven largely by unfavorable FX and higher discounts, partially offset by higher in-line product margins driven by lower raw material and freight costs.

SG&A for the quarter declined 4% on both a reported and currency-neutral basis. Demand creation was 2% lower than last year, due in part to a shift in spending to support second-half market initiatives, including Fresh Air and the World Cup. Operating overhead fell 6% overall, reflecting lower costs for headcount, travel and meetings. Retail overhead grew 6%, driven by new store openings.

Other income for Q2 was comprised largely of currency-related gains. We estimate the combination of translation of foreign currency-denominated profits from our international businesses and the currency gains included in other income increased pre-tax income growth by $10 million for the quarter and decreased pre-tax income growth by $18 million year-to-date.

Our effective tax rate for the quarter was 23.5%, a decrease of 140 basis points versus last year. The improvement was a result of the settlement of uncertain tax positions as well as continued benefit from international businesses, where tax rates are generally lower than the U.S. statutory rate. At this stage we expect our effective tax rate for fiscal 2010 will be approximately 25%.

Our balance sheet continues to reflect the strength of our business and our long-standing focus on capital efficiency. At the end of the second quarter our cash and short-term investments totaled $4 billion or over $8 per diluted share. Tight working capital management was a key contributor to this increase. Versus last year's the second-quarter end, accounts receivable declined 1% and inventory fell 10%, the latter reflecting a 19% decline in inventory units for the NIKE Brand.

By tightly managing inventory in our supply chain and working with our retail partners to keep sales channels clean, we are maintaining the strength of our brands and maximizing profitability both for NIKE and our retail partners.

Now let's take a look at our results by geography. In North America second-quarter revenue declined 4%, reflecting a 7% decline in wholesale revenues. Direct-to-consumer sales grew 14% for the quarter as comp store sales grew 9% and online sales advanced 23%. Profitability for NIKE's direct-to-consumer businesses also surged during the quarter as significantly lower promotions drove gross margin upsides versus last year.

Footwear revenue in North America fell 4% of the second quarter. Revenues for NIKE Basketball, Jordan and Athletic Training were higher for the quarter, while all other categories declined. While overall industry sales trends have been challenging, we have continued to gain market share in the U.S. For the 12 months ended October 2009, NPD reported that the NIKE and Jordan brands combined to add 1.5 points of market share while Converse added 70 basis points.

Results for Apparel were also encouraging. As a result of the work we have done to improve the product line, clean up distribution and manage inventories, the Apparel business in North America is much healthier than it's been in some time. North American apparel revenue was down 6% in Q2, but full price sales grew 2% while off-price revenues dropped over 60%. As a result, Apparel gross margins were significantly better than the prior year, positioning us for profitable growth in future quarters.

North America earnings before interest and taxes for Q2 increased 9% as improved gross margins and lower SG&A more than offset the impact of lower revenues. In Western Europe revenue for the quarter declined 6% including a 2-percentage point benefit from the weaker dollar. Excluding the currency impact Footwear revenue declined 1% and Apparel revenue fell 16% as a result of tough market conditions and lower off-price sales. Although all territories in the geography except Austria/Germany/Switzerland reported lower revenues, we continue to maintain overall market share and share leadership in the five largest markets in Europe. Most categories reflected the overall market softness, although Action Sports and Basketball delivered year-over-year growth in the quarter.

For the quarter, EBIT for Western Europe declined 5% as lower revenues were partially offset by reductions in SG&A and favorable FX rates. Gross margins in Western Europe were essentially flat.

In Central and Eastern Europe second-quarter revenue declined 24% including 3 percentage points of erosion from weaker currencies in the geography. The macro environment remains challenging as most countries continue to experience declining GDP, rising unemployment and significant currency fluctuations. Russia and Central Europe have been particularly difficult, but there are some signs of stabilization. South Africa posted higher revenue for the quarter as the football category drives strong growth in advance of next year's World Cup.

Q2 EBIT for Central and Eastern Europe declined 36% due to lower revenue and gross margins, partially offset by reductions in SG&A. In greater China revenue declined 3% on both a reported and constant currency basis, an improving trend versus last year's tough comparison to the 2008 Beijing Olympics. Sell-through on both NIKE-owned and partner stores continue to improve, and futures have returned to grow for the spring and summer seasons.

Footwear revenues fell 1% for the quarter and Apparel dropped 7% as overall growth in Sportswear, Women's Training and Kids was offset by declines in other categories. Q2 EBIT for greater China decreased 7% as lower revenues and higher demand creation spending more than offset improved gross margins.

In Japan revenue fell 2% for the quarter, including a 12% benefit from the strength of the yen. On a constant currency basis, Footwear revenues dropped 8% while Apparel revenues fell 21%, driven by consumer and retailer caution in a highly promotional marketplace. Although most categories were down with the market, we are particularly excited about our progress in Running, where revenues grew 10% for the quarter. Second-quarter EBIT for Japan fell 19% as lower revenues and higher SG&A were partially offset by gross margin improvements.

Our Emerging Markets business continued to deliver strong results in Q2 as revenue increased 8% including a 6-percentage-point drag from weaker currencies in the geography. The constant currency increase was fueled by double-digit growth in all but one territory in the geography. Second quarter EBIT for the emerging markets increased 29%, driven by revenue and gross margin growth.

Second-quarter revenue in our Other Businesses increased 1% versus the prior year on both a reported and constant currency basis, driven by strong growth at Converse. Revenues at Hurley and Cole Haan were essentially flat while sales at NIKE Golf and Umbro were below the prior year. Second quarter EBIT for our Other Businesses increased 65% as lower SG&A expenses more than offset lower gross margins.

As we look to the future, we remain very confident in our long-term prospects for profitable growth, but we remain cautious on the outlook for the next few quarters. We are seeing improving trends in some geographies, most notably China, Western Europe and the Emerging Markets. Trends are more mixed in North America and Central and Eastern Europe, while Japan hasn't yet turned to the upside.

Consistent with futures, we expect to report mid-single digit revenue growth over the next few quarters, yielding a modest decline in revenue for the full year. As FX headwinds moderate and we continue to effectively manage product costs and inventory levels, we expect gross margins for the second half of fiscal 2010 to be above prior-year levels. With a slight increase in Q3 and more significant growth in Q4, we now expect full-year gross margins to be about flat to FY '09.

Our SG&A spending for the first half of the fiscal year was well below last year as we benefited from our organizational restructuring and shifted demand creation to the second half of the year. As a result, we expect second half SG&A to increase at a low double-digit percentage rate versus a year ago with a heavier weighting in Q4. For the full fiscal year we now expect SG&A to be roughly in line with the prior year.

With that we wish you happy holidays and we'll open it up for questions.

QUESTION AND ANSWER SECTION

Operator: (Operator instructions) Bob Drbul, Barclays Capital.

<Q – Robert Drbul>:  I'll step out on the first question, and hopefully I get more than one, Pam. I guess the big question that we've been getting from a lot of people, and you didn't really talk about it at all, but the Tiger Woods situation. Is there any statement that you can make around impacts that you see on the business orders, inventories? And then I have another question that's different, totally different.

<A – Mark Parker>:  Let me take that; this is Mark. First of all, you have to recognize that NIKE has about a $650 million golf business, which, as you know, like the rest of the broader golf market, has really been among the most impacted or probably hardest-hit segments of our business, particularly in this economic environment, over the past year. That said, I want to quickly add that we feel very good about how we are managing our golf business through this period and our position in the broader golf market and then, certainly, with our confidence in our growth potential going forward there.

The only thing I'll say right now about Tiger is that we all know that he's chosen to step away from the game, and out of respect for his time and space he needs, that he's asked for, we'll respect that and we'll continue to support Tiger and his family as we, of course, look forward to his return.

<Q – Robert Drbul>:  If I may just ask one additional question, when you look at -- this is on the European side, but when you look at the improvement that you've seen in Western Europe on the business and you look to the World Cup, how much do you think the industry will rally around soccer as a category, as you think about the back half of the year? When you look at the changes that you've seen in the business and order trend there, how much of it do you think is related to the World Cup?

<A – Charlie Denson>: Well, the World Cup will certainly have a big influence on Western and Central and Eastern Europe, for that matter, as well as key markets around the world for the second half. I think we are seeing some very positive signs around the buildup to World Cup, as Don or I think somebody mentioned, that obviously the South Africa business is very healthy and alive and benefiting from that, as you would expect.

But I really feel good about our position as we go into this second half. And you're going to see a pretty aggressive approach to that business from us, starting in probably Q4 and working all the way through the actual event that starts June 11 and ends July 11. So we feel pretty good about it, and I think the event itself is going to be a success. I think South Africa is ready, and with that being in the same time zone as Western and Central Europe, the ability to stay connected to the event for that Western European marketplace is a big advantage. So it's almost like a home team event for them as far as the time and the ability to stay connected.

Operator: Michelle Tan, Goldman Sachs.

<Q – Michelle Tan>:  My two are -- first, on the gross margin side, could you give us some sense of the breakdown of drivers for gross margin if you look at input costs, discounts and then currency? And then also on the futures window, just first half versus second half? And are you still seeing that sequential improvement in order trends that you talked about last quarter?

<A – Don Blair>:  Sure. Well, we usually don't get into quantifying all the drivers. But, as I said, some of the key elements of gross margin for the quarter were that we definitely are seeing positive benefit for in-line product costs. That's both a combination of the work we have been doing around lean manufacturing and raw materials consolidation as well as some of the benefits we're getting from raw materials and freight costs. So it's both how we are managing the supply chain as well as some of the macroeconomic factors; that's an upside.

We are seeing some increased discounting. It's not to the level it was earlier in the year, but we are still up year-on-year as we continue to work to move through inventories on a pretty expeditious basis. And foreign exchange is a moderating negative, is the way I would frame that. It was a negative impact for Q2. It's getting better than Q1, and we expect over the balance of the year it's actually going to turn the other way. So as we gave on the guidance, we expect Q3 to be up slightly and then Q4 to be up more significantly.

With respect to futures, they are definitely a strengthening trend in the back half of the window, and it does reflect the sequential improvement in the seasonal futures.

Operator: Kate McShane, Citi Investment Research.

<Q – Kate McShane>:  My question is about inventories. As we look into the back half of the year with the World Cup, should we expect an inventory build in the third quarter, or could inventories be up as a result?

<A – Charlie Denson>: We're not expecting a large inventory buildup. I think you will see maybe some of it that might be a point in time, depending on deliveries, but we are not anticipating any large buildup. We feel pretty good about our order position going in and would expect it to stay relatively consistent.

I think one of the other things that I would just point out with regards to the inventory performance, because I think there has been some questions of whether we could be maybe under-inventoried at this point -- and maybe that's what you are alluding to. I would say that, right now, one of the big benefits of our inventory management strategy has been to narrow down some of our product lines and creating a lot more productivity out of the SKU management that we have been doing as well.

So I wouldn't expect to see anything out of the ordinary.

<Q – Kate McShane>:  That's helpful, thank you. And an unrelated question -- I know you've been making changes to your Apparel business over the last year and instituting a good/better/best strategy in trying to raise the price point in some channels for your apparel. And I wondered where we were, if you could update us on where we were in that process and when it will be completed and when we'll start to lap some of the changes you've made in Apparel.

<A – Charlie Denson>: Again, we are very pleased with the progress we're making in Apparel. Obviously, much harder hit as a segment than Footwear around the world, and we believe that we have actually navigated it very well. I think we feel much better about the qualitative position that the Apparel is. Our quality has improved, the overall performance has improved. I believe our average price per unit is up. Our inventories are down dramatically, and our performance apparel, which is obviously the cornerstone to what we do from a brand standpoint has continued to improve, as we've pointed out some of the Pro Combat executions here in the United States as well as in Europe around the sport of football.

So I'm very cautiously bullish on our Apparel position. It certainly has a ways to go, and that marketplace is still cleaning itself up overall as an industry.

<A – Mark Parker>:  I want to add that we've taken a very proactive role in resetting NIKE Apparel in the marketplace and feel very good, as Charlie said, about the progress that we've made. But I'll also add that the productivity per style has gone way up. We've done, I think, an excellent job in reducing the numbers of styles and then increasing the productivity per style.

And as well, I think the opportunity beyond the NIKE Brand and looking at the other brands in the portfolio for Apparel growth, remain very strong. So I feel good about the path that we are on to really optimize the potential of that, those other parts of the portfolio with regards to the apparel business.

Operator: Michael Binetti, UBS.

<Q – Michael Binetti>:  Happy holidays, and congrats on a nice quarter there. I just wanted to focus on the China business for a minute, if it's okay, maybe start with the capacity growth for the NIKE-branded stores there. I think that in 2009 to date that net square footage of those stores has been negative but slowing declined lately, if I'm correct. I was just wondering if you have any visibility yet on first half of 2010, if we are going to be turning positive, based on your current plans.

And then finally, maybe as you look at your new store opens for the next year, can you maybe give us some thoughts on how that growth is going to skew between the first and second-tier cities versus the third and fourth-tier cities, where the domestic brands have a little bit more of a presence today, and maybe your strategy with the different competitive environments in those third and fourth-tier cities?

<A – Don Blair>:  Your first question there, regarding declining in square footage -- that's not the way we see that. We've certainly been adding stores pretty consistently over the last several years. The growth in this fiscal year is less than last fiscal year, and the ramp up to the Olympics, but we are still adding store space. And so we are still seeing a net increase in square footage and number of doors.

With respect to where that is, we still do believe there's some growth opportunity in the higher-tier cities -- Beijing, Shanghai, Guangzhou -- but we are increasingly focused on the other cities where we are less penetrated, and we think there's additional opportunity. So I think, going forward, there certainly is going to be a lot more distribution in those lower-tier cities.

<Q – Michael Binetti>:  Is there any way you could talk maybe a little bit about just how you think about the different competitive environments in those lower-tier cities?

<A – Charlie Denson>: Well, I think one of the big advantages in the lower-tier cities is your cost. Shanghai, Guangzhou and Beijing represent a fairly -- I mean, are fairly consistent with a global retail environment, and your cost bases are much higher. I think, in the other cities, you're looking at lower operating costs, which enable us to continue to move forward at a relatively healthy pace. And, as you continue to see an economic development of the, quote-unquote, emerging middle class move further and further west, that just represents another large opportunity for us, as we look at China as one of the biggest growth opportunities in the portfolio over the next three to five years.

Operator: Omar Saad, Credit Suisse.

<Q – Omar Saad>:  I wanted to ask a question about Western Europe. Especially looking at the futures numbers there, constant currency a big improvement over the last couple quarters. What are you seeing in that marketplace? Is there something going on with the consumer, or is it inventory getting more rational at retail? Are you seeing a stronger consumer than perhaps you had the last couple of quarters, especially relative, as we think about Western Europe versus the North American consumer environment?

<A – Charlie Denson>: Actually, I think you hit all three points, and I think it's an emerging trend towards a more stable marketplace. But I think that the things that you did mention are all playing factors in the performance of that Western European geography. I think that group has done a great job of really dealing with inventory management through the last nine to 12 months. As we talked, the Footwear business is very stable, still seeing Apparel weak. And that still will represent a pretty large opportunity for us, I think, over the next 12 to 18 months, hopefully. But I think the three points that you raise are all playing factors and playing roles in the health of that overall business.

<Q – Omar Saad>:  If I could actually follow on to Bob's initial question, his bold question on Tiger, as you guys -- and I know Don has said in the past that you started to see, as a result of the recession, some deflation in the endorsement sports marketing environment as some companies who have been involved in sports marketing get out of the business or get out of the activity -- do you expect this to change the landscape at all? How are you thinking about sports marketing overall as you think about the brand over the next three to five years?

<A – Mark Parker>:  First of all, I just want to remind you, everybody, I guess, that our relationships, the relationships we have with athletes, with teams, are really critical in developing the insights that we need to fuel the product innovation that really distinguishes us in the marketplace, and ultimately the overall business performance of the Company. That has hopefully been loud and clear in terms of our messages through many, many years. So this is a strategy that works. It's helping NIKE win and continue to win in the marketplace, not just over this last year, but over these last 37, 38 years. And I think it's one that will continue to help us extend our leadership as a company.

I will say that we continue to also look at, or consider the economics of these decisions that we make with regards to sports marketing, as we do, frankly, all of our investments. And the reality is that we participate in an open market and -- along with all the dynamics that go with that process.

So ultimately, we make those decisions based on the opportunity we believe we have to drive the brand, the strength of the brand, the business and ultimately shareholder value. And I can tell you that that will certainly not change.

Operator: Robbie Ohmes, Banc of America.

<Q – Robbie Ohmes>:  The Footwear ASP's in the futures orders -- can you just give us a sense of are they still going up in the U.S. and globally? And then quickly, on China, I think you mentioned a higher demand creation spend for this quarter. Is that against a low comparison last year, or is it ahead of a reacceleration in store growth? Maybe some color on what went on there?

And then, just real quick, I forgot World Cup. Can you remind us how it affects futures? Does it benefit NIKE Brand more than Umbro? Umbro is not in the futures. Could you just remind us how we should think about that?

<A – Charlie Denson>: Well, first of all, footwear ASP's are up, both U.S. and worldwide. So the answer to that is yes. The second question you have to remind me. The third one is China demand creation.

<A – Pamela Catlett>:  The second one was China demand creation.

Charlie Denson: The second question, of China demand creation -- the answer is yes. That was a fairly low level last year. So we are a little bit more in the normalized pattern now.

<Q – Robbie Ohmes>:  Are you accelerating store growth in China right now?

<A – Charlie Denson>: No; we are -- if you compare it to where we were last year, we are obviously not putting as many stores in as I answered on the previous question. We are still putting in new stores, but it's not at the pace that it was last year. And as we said, we do believe there's opportunities both in the top-tier and the lower-tier cities.

And then the third question, I think, was with regard to World Cup impact on NIKE Brand and Umbro. Obviously, from a percentage standpoint Umbro is a one-category business, in football. So they tend to be a little bit more focused on events as opposed to the overall impact on the NIKE Brand. But on an absolute dollar basis, obviously the NIKE Brand business is far larger, and that has a much more significant impact for NIKE, Inc. on the brand side.

Operator: Chris Svezia, Susquehanna Financial Group.

<Q – Chris Svezia>:  My first question is just on the U.S. business. I was wondering if maybe you could just talk about the divergence between your direct-to-consumer business and the strength you are seeing there at retail versus, obviously, I guess on the wholesale end of the business, given the fact revenues were down in North America.

And in Apparel, obviously you are seeing some signs of improvement. Basketball you saw some strength, obviously, in the Jordan business. Is it running? Is it -- can you maybe just talk about -- I know everyone is managing inventories pretty well, but just your thoughts about the U.S. piece of the business and the divergence you saw in the quarter?

<A – Charlie Denson>: Overall, we have seen -- well, the numbers speak for themselves. The U.S. business is still down, I think, 4%, and our futures are at 4%, so still a relatively challenging environment. We've talked over the last couple of calls about the strength of the brand and some of the share gains that we've had, I think, as we've outperformed the market place, so to speak.

I think, when you start to look at the overall performance of the market versus retail, I think Mark alluded to the fact of our online business being very strong. We are seeing it as we come into the holiday period. Our outlet store program is driving a lot of our positive results, for all the obvious reasons, I think. And I think we've done a much better job this year in both merchandising and putting the right inventory into those stores as a distribution channel.

And then I think that, when you talk about the in-line stores, the NIKETOWN's and some of those things, the things that we are very encouraged with is the high end and the value that we are continuing to see in the high end of the marketplace, driven by innovation, and the overall gross margin performance in those stores.

So when you add it all together, we are comfortable with where we are at with the U.S. business. We feel really good about the quality of the business that we are delivering right now. And as the U.S. economy continues to stabilize and hopefully returns to a growth position, we are in a great position to take advantage of it.

<A – Mark Parker>:  I just wanted to add one more thing with respect to the retail performance. Obviously, one of the things that many retailers face is tough traffic comparisons. But one of the things driving our retail performance is actually better execution. Our conversion has been better. Our product flow has been a lot better. And as a result, those retail stores are performing better operationally, which is driving a lot of the growth.

<Q – Chris Svezia>:  If I can just ask a follow-up to that, when you look at the futures and the backlog trends in the U.S. marketplace, is it fair to say that you are encouraged at least by an improving trend as you look to spring and summer? I think you made the references about China. Obviously, you are seeing nice improvement there. But you're also seeing on the U.S. side of the business as well?

<A – Charlie Denson>: Yes. We are seeing some. Cautiously optimistic would be a reference that I use rather often these days.

<Q – Chris Svezia>:  Okay, all right, that's fair. My second question here is just for Don. When you guys talk about the SG&A spend, in the second half of the year being up, I believe, low double digits, I think you said, is it fair to say that obviously in the third quarter less of an increase relative to the fourth quarter? And I guess fourth quarter is a combination of World Cup and the Fresh Air campaign? Or does the Fresh Air campaign start in Q3? Could you maybe just talk about the variability between the two quarters, if you could?

<A – Don Blair>:  The fourth quarter will be more spending and larger growth because of those two initiatives, among others, and the demand creation space. So if you look back to last year, that's a lower base. And we do have a fairly significant investment initiative this year. But we will have some spending around World Cup in Q3.

Operator: Sam Poser, Sterne Agee.

<Q – Sam Poser>:  In the Apparel business, I just have three quick ones. On the Apparel business, can you break out the relative performance between branded license and your lifestyle, the difference in the comps or, I'm sorry -- you touched on it -- the difference of the sales in the full-priced stores versus the outlets? And looking ahead into 2011, given the gross margin improvement that you are speaking of and the improving gross margin, how should we think about that looking ahead beyond that, given the hedging of the dollar and so on and so forth, as far as gross margins, just looking out a little bit further?

<A – Mark Parker>:  Let me just make sure I got the questions here. Your first question was with respect to Apparel, and you were asking about performance versus sportswear Apparel. And you were --

<Q – Sam Poser>:  Versus licensed, you know, the three -- I have it three ways, but --

<A – Pamela Catlett>:  Let's be clear about -- he said branded versus license.

<Q – Sam Poser>:  Branded, licensed and lifestyle is what I asked about.

<A – Mark Parker>:  Three areas.

<A – Charlie Denson>: So I think I get the gist of the question. So the branded piece of the business, which is driven primarily from performance -- feel very good about it and actually feel very positive with that on a worldwide basis. We talked about that over the last couple of calls. We continue to innovate. I think your reference to branded license is actually the license business that we have around our college programs and our club programs in Europe in football. That has remained pretty steady throughout the time period. Obviously, we continue to see relatively the same amount of participation in that area on the field. And then off the field the fan wear piece of it remains pretty strong.

We had another fantastic year in college football here in the U.S. I think we've got 46 of the 68 bowl teams, and I think we had 22 out of the top 25 programs this year. So again, a very strong performance here in the U.S.A. I think the license business, the kid business in Europe around football, has been solid. And then, as we ramp up towards World Cup, we will see a little bit of an uptick in those numbers for Q4.

And then, as far as the lifestyle business continues to be different almost everywhere in the world. But I collectively would say that it's probably down overall, as you would expect. As we've talked about the Footwear business has not been nearly as impacted as the Apparel business, and the lifestyle apparel business has probably been more impacted than the performance side of that business. So hopefully that answers your question.

<A – Pamela Catlett>:  In-line, retail versus outlet retail.

<A – Don Blair>:  Yes, in the United States, which is really the most material piece of business, the in-line business was down low-double digits, so still in the negative space but significantly improved versus where it had been, say, last quarter. The outlet business up and driving higher comp store numbers. And I talked about some of the operational drivers a minute ago.

And then, as far as gross margin guidance is concerned, at this point I wouldn't want to give guidance past this year. We'll certainly get to that as we get into the next couple of quarterly calls.

<Q – Sam Poser>:  I just have one last thing. How big is the overall football business? How big should we think about that, and what kind of growth are you seeing there?

<A – Charlie Denson>: Well, on a global basis, that market -- the definition of that market gets a little squirrely. But I think, from a performance standpoint, when you look at the overall market place you are probably pushing somewhere between -- you are probably pushing close to $10 billion at retail, and worldwide, if you include Footwear, Apparel and Equipment.

I think the big opportunity that we see is the opportunity to bring lifestyle to football and vice versa. And you're going to see a very impactful part of our presentation for World Cup as we move closer, including some of the lifestyle components of the business.

<Q – Sam Poser>:  How big is your football business as you define it right now?

<A – Pamela Catlett>:  Actually, Sam, that's not a number we can disclose. It is one of our largest global categories, though.

Operator: Robert Samuels, Oppenheimer.

<Q – Robert Samuels>:  Can you talk a little bit more about the strategy behind the World Cup and more specifically how the core brand in Umbro may be thinking about the event a little bit differently?

<A – Charlie Denson>: Yes. Well, we are in some ways approaching it in a very traditional sense where our focus is around performance. And some of the new products that you will see launched as we get closer to the event I would just say that I'm very excited about at this point. And then I think in maybe the non-traditional sense, I think some of the connectivity and activity that we have going on with regards to consumer connectivity both on the ground and digitally will be new and exciting. And so I think you get a chance to see some of that from the NIKE Brand standpoint.

I think, with regards to Umbro, certainly they are focusing most of their efforts around the English team, which by some reports would be believed to be one of the better teams that the English have fielded in quite some time, and there is quite a buzz around that potential opportunity. And I think Umbro is looking to leverage that as a big part of their approach to World Cup.

<A – Mark Parker>:  Umbro has a strong history and heritage in sport, obviously, that we'll be continuing to leverage as part of the effort around World Cup. They have a strong performance position, and then of course we are going to be leveraging the sportswear side of that as well. So I think some sizable opportunity around Umbro as a brand, as a business, leading up to and then through the World Cup.

Operator: Tom Shaw, Stifel Nicolaus.

<Q – Tom Shaw>:  Nice quarter. I guess a question for Don, just in looking at the gross margin guidance, how are you thinking about some of these changing dynamics around trade barriers, whether it's Latin America or some of the potential changes in Europe?

<A – Don Blair>:  Well, first of all, some of these trade barriers -- there are some explicit ones and some implicit ones. Certainly, the explicit ones have started to have an impact but not material to NIKE, Inc. I'm using as example such as the Brazilian tariff on imported footwear. We also always work through delays at customs. And so far, while those things certainly slow us down and do affect some elements of the supply chain, they really have not yet been material.

But as far as just long-term, obviously making sure that we have a free-flowing trade environment is very important to us, and we are in a constant dialogue with various governments around the world to try to maintain that flow.

<Q – Tom Shaw>:  Any thoughts around how you are going to approach -- you talked about the China retail business. But how about the rest of the world? You've acknowledged some success with the Laguna action performance store. But how are you going to approach the in-line business, really, going forward?

<A – Charlie Denson>: Well, I think -- I'll speak for the NIKE Brand specifically. As we've said, retail will become a bigger and bigger part of our arsenal and our offense. That being said, a healthy marketplace is the most important thing in managing the brand at retail, and then our ability to bring the brand together in ways that maybe partnership retail is not as equipped to do, we believe, plays a large role in the overall long-term growth of the brand. And so we'll continue to look for locations throughout the world in the key shopping districts, the high-profile locations as well as the high performing locations.

So it's going to continue to be a very important part of what we do.

<A – Mark Parker>:  Part of our strength as a brand is the level of consumer experience that we create at retail. And I will say that our ability to bring all of what we have to bear on the market, on the consumer, has gotten so much better as we've focused on this direct-to-consumer part of our business. I've said consistently that being a better retailer is going to make us a better wholesale partner and force us to actually elevate our game in some critical pieces of our business. And I can tell you very confidently that the improvements that we are making to make ourselves a better retailer are definitely benefiting our ability to not only manage our own retail but be a better retail partner, better manage the marketplace and really make NIKE a better company.

Pamela Catlett:  Thanks, everyone, for listening. We hope you have a wonderful holiday season. Bye.

Operator: Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.